(INTERLAKE LOGO)



FOR IMMEDIATE RELEASE


                 INTERLAKE COMPLETES SALE OF PACKAGING BUSINESSES


     Lisle, Ill., October 4, 1996   The Interlake Corporation today announced
that it has completed the sale of its packaging businesses to Samuel Manu-Tech Inc.

     According to Stephen Gregory, Interlake's vice president finance and chief financial officer, the net after-tax proceeds, expected to be approximately $85 million, will be applied to the repayment of indebtedness. In addition, Gregory indicated that a small portion of the proceeds may be used to complete one or two pending acquisitions.

     The Interlake Corporation is a multinational corporation engaged in the design, manufacture and sale or distribution of products for the material handling, automotive and aerospace industries.


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